Exhibit 99.1

PRESS RELEASE

For release:	September 13, 2012

Contact:	Media
Linda Hohn
Associate General Counsel
(610) 660-6862
lhohn@global-indemnity.com

GLOBAL INDEMNITY PLC ANNOUNCES THE APPOINTMENT OF STEPHEN A. COZEN

TO THE COMPANY’S BOARD OF DIRECTORS.

DUBLIN, Ireland, September 13, 2012. Global Indemnity plc (Nasdaq: GBLI) – Global Indemnity plc today announced that Stephen A. Cozen, Esq. was appointed to the Company’s Board of Directors effective September 10, 2012.

Mr. Cozen is Chairman and Founder of Cozen O’Conner, a leading United States and International law firm renowned for its insurance and litigation practices. Mr. Cozen is a Fellow in the American College of Trial Lawyers and is a Fellow of the International Academy of Trial Lawyers and Litigation Counsel of America. Mr. Cozen serves on the boards of several educational and philanthropic organizations, including the Board of Overseers of the University of Pennsylvania Law School as well as on the boards of other financial services companies, including Assured Guaranty Ltd. and Haverford Trust Company. Mr. Cozen served on the Board of Directors of Global Indemnity’s predecessor company during the period May 10, 2004 until December 31, 2010.

“Given Steve Cozen’s extensive Insurance Industry background, knowledge, experience, and relationships as well as his history and familiarity with Global Indemnity, we are most fortunate indeed that Steve has returned to our Board of Directors,” remarked Saul Fox, Board Chairman of Global Indemnity and Chief Executive of Fox Paine & Company, LLC, affiliates of which hold a majority of Global Indemnity’s shares. Stephen A. Cozen added: “I am looking forward very much once again to working with Saul Fox and the other directors of Global Indemnity’s Board.

About Global Indemnity plc and its subsidiaries

Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and nonadmitted specialty property and casualty insurance coverages in the United States, as well as reinsurance throughout the world. Global Indemnity plc’s two primary divisions are:

•	United States Based Insurance Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Forward-Looking Information

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.